Exhibit 10.1

SECOND LOAN MODIFICATION AGREEMENT

This Second Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of the Second Loan Modification Effective Date, by and between (i) SILICON VALLEY BANK, a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”), and (ii) MEDIDATA SOLUTIONS, INC., a Delaware corporation with offices located at 79 Fifth Avenue, 8th Floor, New York, New York 10003 (“Solutions”) and MEDIDATA FT, INC. (formerly known as Fast Track Systems, Inc.), a California corporation with offices located at 20 Ash Street, Suite 330, Conshohocken, Pennsylvania 19428 (“FT”, and together with Solutions, individually and collectively, the “Borrower”).

1.     DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of September 10, 2008, evidenced by, among other documents, a certain Loan and Security Agreement dated as of September 10, 2008, as further amended by a certain First Loan Modification Agreement, dated as of December 31, 2008, each between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.     DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.	DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by deleting Section 2.2 in its entirety and inserting in lieu thereof the following:

“2.2 Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (c) the FX Reserve exceeds the Revolving Line, Borrower shall within one Business Day pay to Bank in cash such excess.”

2	The Loan Agreement shall be amended by deleting Section 2.3(a)(i) in its entirety and inserting in lieu thereof the following:

“(i) Advances. Subject to Section 2.3(b), each Advance shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Advance or a LIBOR Advance; provided, however, that in no event shall borrower maintain at any time LIBOR Advances having more than four (4) different Interest Periods, which interest shall be payable monthly, in arrears, in accordance with Section 2.3(f) below.”

3	The Loan Agreement shall be amended by deleting Section 2.3(c) in its entirety and inserting in lieu thereof the following:

“(c) Adjustment to Interest Rate. (i) Prime Rate Advances. Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change. Bank shall use its best efforts to give Borrower prompt notice of any such change in the Prime Rate; provided, however, that any failure by Bank to provide Borrower with notice hereunder shall not affect Bank’s right to make changes in the interest rate of the Prime Rate Advances based on changes in the Prime Rate;

(ii) LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.”

4	The Loan Agreement shall be amended by deleting Section 2.4(d) in its entirety and inserting in lieu thereof the following:

“(d) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”) which shall be payable as described in Annex I; and”

5	The Loan Agreement shall be amended by deleting Section 3.2(a) in its entirety and inserting in lieu thereof the following:

“(a) timely receipt of an executed Notice of Borrowing;”

6	The Loan Agreement shall be amended by deleting Section 3.2(b) in its entirety and inserting in lieu thereof the following:

“(b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Notice of Borrowing and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and”

7	The Loan Agreement shall be amended by deleting Section 3.4 in its entirety and inserting in lieu thereof the following:

“3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2, 2.1.3 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with such notification, Borrower must promptly deliver to Bank by electronic mail or facsimile a completed Notice of Borrowing, executed by a Responsible Officer or his or her designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.”

8	The Loan Agreement shall be amended by inserting the following new Sections 3.5, 3.6 and 3.7 immediately following Section 3.4 thereof:

“3.5 Conversion and Continuation Elections.

(a) So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Advances, Borrower may, upon irrevocable written notice to Bank:

(1) elect to convert on any Business Day, Prime Rate Advances in an amount equal to $1,000,000 or any integral multiple of $500,000 in excess thereof into LIBOR Advances;

(2) elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date (or any part thereof in an amount equal to $1,000,000 or any integral multiple of $500,000 in excess thereof); provided, that if the aggregate amount of LIBOR Advances shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than $1,000,000, such LIBOR Advances shall automatically convert into Prime Rate Advances, and on and after such date the right of Borrower to continue such Advances as, and convert such Advances into, LIBOR Advances shall terminate; or

(3) elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date (or any part thereof in an amount equal to $1,000,000 or any integral multiple of $500,000 in excess thereof) into Prime Rate Advances.

(b) Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:

(1) proposed Conversion Date or Continuation Date;

(2) aggregate amount of the Advances to be converted or continued which, if any Advances are to be converted into or continued as LIBOR Advances, shall be in an aggregate minimum principal amount of $1,000,000 or in any integral multiple of $500,000 in excess thereof;

(3) nature of the proposed conversion or continuation; and

(4) duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances, Borrower shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.

(d) Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to any of the foregoing.

(e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.

3.6 Special Provisions Governing LIBOR Advances.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Advances and any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds) such that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 3.7d) and 3.7(e)) a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if any principal payment or any conversion of any of its LIBOR Advances occurs on a date prior to the last day of an Interest Period applicable to that Advance.

(d) Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.4 shall be made as though Bank had actually funded each of its relevant LIBOR Advances through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.4.

(e) LIBOR Advances After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

3.7 Additional Requirements/Provisions Regarding LIBOR Advances.

(a) If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Advance prior to the last day of the Interest Period for such Advance, Borrower shall immediately notify Borrower’s account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period; exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank’s determination as to such amount shall be conclusive absent manifest error.

(b) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any Advances or any deposits referred to in the definition of LIBOR); or

(iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Closing Date which will entitle Bank to compensation pursuant to this Section 3.7 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7. Determinations and allocations by Bank for purposes of this Section 3.7 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances, of making or maintaining Advances, or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(c) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.7(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(d) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate; provided, however, Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Advances.

(e) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(a)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.6(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

Bank shall only request such Additional Costs or such other amounts for which reimbursement is sought under Section 3.6 and Section 3.7 to the extent it is seeking reimbursement for such amounts from other similarly situated borrowers.”

9	The Loan Agreement shall be amended by deleting Section 6.2(a)(i) in its entirety and inserting in lieu thereof the following:

“(i) [intentionally omitted];”

10	The Loan Agreement shall be amended by deleting Section 6.2(a)(ii) in its entirety and inserting in lieu thereof the following:

“(ii) [intentionally omitted];”

11	The Loan Agreement shall be amended by deleting Section 6.2(a)(iii) in its entirety and inserting in lieu thereof the following:

“(iii) [intentionally omitted];”

12	The Loan Agreement shall be amended by deleting Section 6.2(a)(iv) in its entirety and inserting in lieu thereof the following:

“(iv) within forty-five (45) days after the end of each quarter, a quarterly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants (monthly or quarterly, as applicable), set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such quarter there were no held checks;”

13	The Loan Agreement shall be amended by deleting Section 6.2(a)(vii) in its entirety and inserting in lieu thereof the following:

“(vii) as soon as available, and in any event within ninety (90) days following the end of Borrower’s fiscal year, annual consolidated and consolidating financial statements certified by, and with an unqualified opinion of, Deloitte & Touche or such other independent certified public accountants acceptable to Bank.”

14	The Loan Agreement shall be amended by inserting the following new Section 6.2(d) immediately following Section 6.2(c) thereof:

“(d) such other information regarding the operations, business affairs and/or the financial affairs of Borrower and/or its Subsidiaries, in form and substance acceptable to Bank, in its reasonable discretion, as and when requested by Bank, in its reasonable discretion.”

15	The Loan Agreement shall be amended by deleting Sections 6.3(a), (b) and (d) in their entirety and inserting in lieu thereof the following:

“(a) [intentionally omitted]

(b) [intentionally omitted]

(d) Returns. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Five Hundred Thousand Dollars ($500,000).”

16	The Loan Agreement shall be amended by deleting Section 6.3(c) in its entirety and inserting in lieu thereof the following:

“(c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until an Event of Default has occurred and is continuing.”

17	The Loan Agreement shall be amended by deleting Section 6.4 in its entirety and inserting in lieu thereof the following:

“[intentionally omitted];”

18	The Loan Agreement shall be amended by deleting Section 6.9 in its entirety and inserting in lieu thereof the following:

“6.9 Financial Covenants.

Borrower shall maintain at all times, tested as of the last day of each quarter, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries, unless otherwise noted:

“(a) Adjusted Quick Ratio. At all times, a minimum Adjusted Quick Ratio of not less than 2.00:1.00.

(b) Trailing Two-Quarters Cash Flow. A minimum trailing two quarters’ Cash Flow, measured as of the date indicated below, in an amount not less than the following amounts listed below:

Trailing Two-Quarter Period Ending	Minimum Cash Flow

June 30, 2010	$3,000,000

September 30, 2010	$4,000,000

December 31, 2010	$5,000,000

March 31, 2011, and each quarterly period ended thereafter (in each case on a trailing two quarters basis	$6,000,000

;provided, however, that during a Streamline Period, testing of the foregoing Cash Flow financial covenant shall be waived.

19	The Loan Agreement shall be amended by replacing “One Hundred Thousand Dollars ($100,000)” in Section 7.1 with “Five Hundred Thousand Dollars ($500,000)”.

20	The Loan Agreement shall be amended by deleting Section 7.2 in its entirety and inserting in lieu thereof the following:

“7.2 Changes in Business, Ownership, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries, if any, to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty percent (40%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction). Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.”

21	The Loan Agreement shall be amended by deleting Section 7.3 in its entirety and inserting in lieu thereof the following:

“7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) (i) total consideration including cash and the value of any non-cash consideration, for all such transactions does not in the aggregate exceed Thirty Million Dollars ($30,000,000) during the term of this Agreement and (ii) total cash consideration, for all such transactions does not in the aggregate exceed Twenty Million Dollars ($20,000,000) during the term of this Agreement; (b) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; (c) the acquisition relates to stock or property of a Person in the business of clinical development technologies and/or related services; (d) prior to the consummation of any such transaction, Bank shall have received evidence satisfactory to Bank that before and after giving effect to such transaction, Borrower will be in compliance with all of its covenants under the Loan Documents, including the financial covenants set forth in Section 6.9 hereof, and (e) Borrower is the surviving legal entity. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.”

22	The Loan Agreement shall be amended by deleting Section 7.7 in its entirety and inserting in lieu thereof the following:

“7.7 Investments; Distributions. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Million Dollars ($1,000,000) per fiscal year.”

23	The Loan Agreement shall be amended by replacing “Two Hundred Fifty Thousand Dollars ($250,000)” in Section 8.4 with “Five Hundred Thousand Dollars ($500,000)”.

24	The Loan Agreement shall be amended by replacing “Two Hundred Fifty Thousand Dollars ($250,000)” in Section 8.6 with “Five Hundred Thousand Dollars ($500,000)”.

25	The Loan Agreement shall be amended by replacing “Two Hundred Fifty Thousand Dollars ($250,000)” in Section 8.7 with “Five Hundred Thousand Dollars ($500,000)”.

26	The Loan Agreement shall be amended by deleting Section 9.4 in its entirety and inserting in lieu thereof the following:

“9.4 Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Borrower shall hold all payments on, and proceeds of, Accounts in trust for Bank, and Borrower shall promptly deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.”

27

The Loan Agreement shall be amended by deleting the definitions of “Advance”, “Availability Amount”, “Business Day”, “Material Adverse Change”, “Permitted Investments” and “Prime Rate” appearing in Section 13.1 thereof, each in its entirety and inserting in lieu thereof the following:

“Advance” or “Advances” means an advance (or advances) under the Revolving Line, including, without limitation any LIBOR Advance and any Prime Rate Advance.

“Availability Amount” is (a) the Revolving Line minus (b) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserve), minus (c) the FX Reserves, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.

“Business Day” “ is any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market, and if any determination of a “Business Day” shall relate to an FX Forward Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the foreign (i.e., non-Dollar) currency.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower, taken as a whole or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(f) Investments existing on the date hereof of any Borrower in any Subsidiary of Borrower and future Investments of Borrower in any Subsidiary or Subsidiaries made in the ordinary course of business consistent with past practices and necessary for the operation of such Subsidiary or Subsidiaries;

(g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (g) shall not apply to Investments of Borrower in any Subsidiary;

(h) Investments by Borrower in joint ventures so long as the aggregate amount of such Investments in any fiscal year does not exceed Five Hundred Thousand Dollars ($500,000); and

(i) Investments consisting of stock, options or warrants received by Borrower in connection with the business activities of Borrower.

“Prime Rate” is the rate described in Annex I.”

28	The Loan Agreement shall be amended by inserting the following definitions in Section 13.1 thereof, each in its appropriate alphabetical order:

““Adjusted Quick Ratio” is (i) unrestricted cash and Cash Equivalents plus net billed accounts receivable; divided by (ii) the difference of Current Liabilities minus Deferred Revenue.

“Cash Flow” is, for any period of measurement, (i) EBITDA for such period; plus (ii) non-cash expenses; minus (iii) Capital Expenditures; minus (iv) taxes actually paid in cash; minus (v) dividends actually paid in cash.

“Continuation Date” means any date on which Borrower elects to continue a LIBOR Advance into another Interest Period.

“Conversion Date” means any date on which Borrower elects to convert a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.

“Current Liabilities” are all obligations and liabilities of Borrower owed to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.”

“Effective Amount” means with respect to any Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.

“Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and, with respect to Prime Rate Advances, the thirtieth (30) day of each month (or, if the thirtieth (30) day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.

“Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one (1), two (2) or three (3) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

“LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate plus the LIBOR Rate Margin.

“LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.

“LIBOR Rate Margin” is the rate described in Annex I.

“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.2(a), substantially in the form of Exhibit B to the Second Loan Modification Agreement, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.5, substantially in the form of Exhibit C to the Second Loan Modification Agreement, with appropriate insertions.

“Prime Rate Advance” means an Advance that bears interest based at the Prime Rate.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.

“Second Loan Modification Agreement” means that certain Second Loan Modification Agreement, executed by Borrower and Bank, dated as of the Second Loan Modification Effective Date.”

“Second Loan Modification Effective Date” is the date indicated on the signature page to the Second Loan Modification Agreement.

“Streamline Period” is, on and after the Second Loan Modification Date, provided no Default or Event of Default has occurred and is continuing, the period (i) commencing on the first (1st) day of the month following the month in which Borrower has, for each consecutive day in the immediately preceding forty-five (45) day period, maintained at all times unrestricted cash at Bank and Cash Equivalents at Bank or an Affiliate of Bank (subject to a Control Agreement in favor of Bank) minus all outstanding Credit Extensions of Borrower owed to Bank of not less than Ten Million Dollars ($10,000,000), as determined by Bank, in its sole discretion (the “Streamline Balance”); and (ii) terminating on the earlier to occur of (A) the occurrence of a Default or an Event of Default; and (B) the first day thereafter in which Borrower fails to maintain the Streamline Balance, as determined by Bank, in its sole discretion. Upon the termination of a Streamline Period, Borrower must maintain the Streamline Balance each consecutive day for forty-five (45) consecutive days, as determined by Bank, in its sole discretion, prior to entering into a subsequent Streamline Period. Borrower shall give Bank prior-written notice of Borrower’s intention to enter into any such Streamline Period.”

29

The Loan Agreement shall be amended by deleting the definitions of “Additional Cash Proceeds”, “Borrowing Base”, “Borrowing Base Certificate”, “Consolidated T3M Revenue”, “Eligible Accounts”, “Eligible Foreign Accounts”, “Excess Cash Flow”, “Excess Cash Flow Recapture” and “Transaction Report” appearing in Section 13.1 thereof, each in its entirety.

30	The Compliance Certificate appearing as Exhibit B to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Exhibit A hereto.

31	Annex I is hereby made a part of the Loan Agreement.

4.     FEES. Borrower shall pay to Bank the modification fee described in Annex I. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5.     RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of September 10, 2008 between Solutions and Bank, and acknowledges, confirms and agrees that said Intellectual Property Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in said Intellectual Property Security Agreement (except as disclosed in writing to Bank), shall remain in full force and effect.

6.     AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.

7.     CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8.     RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9.     NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10.   CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11.   RIGHT OF SET-OFF. In consideration of Bank’s agreement to enter into this Loan Modification Agreement, Borrower hereby reaffirms and hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Silicon Valley Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.   JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the exclusive jurisdiction of any state or federal court of competent jurisdiction in the State of New York in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE

COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

13.   COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Modification Agreement to be executed as of the Second Loan Modification Effective Date.

BORROWER:

MEDIDATA SOLUTIONS, INC.

By /s/ Bruce Dalziel

Name: Bruce Dalziel

Title: CFO

MEDIDATA FT, INC.

By /s/ Bruce Dalziel

Name: Bruce Dalziel

Title: CFO and Executive Vice President

BANK:

SILICON VALLEY BANK

By /s/ Lorisa B. Chiltern

Name: Lorisa B. Chiltern

Title: Vice President

Second Loan Modification Effective Date: June 30, 2010

EXHIBIT A

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:           SILICON VALLEY BANK                                                                                               Date: _______________________

FROM:    MEDIDATA SOLUTIONS, INC. and MEDIDATA FT, INC.

The undersigned authorized officer of Medidata Solutions, Inc. and Medidata FT, Inc. (individually and collectively, jointly and severally, the “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) to the extent applicable, all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all federal, material foreign, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with generally GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Quarterly consolidated and consolidating financial statements plus a Compliance Certificate	Quarterly within 45 days	Yes No
Annual financial statement (CPA Audited) plus a Compliance Certificate	FYE within 90 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Projections	FYE within 45 days	Yes No
Other information regarding business operations and financial information	As requested by Bank	Yes No

Below is listed (i) any material change in the composition of the intellectual property, (ii) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not previously disclosed to Bank, or (iii) Borrower’s knowledge of an event that materially adversely affects the value of the intellectual property (if none, state “None”):

________________________________________________________________________

Financial Covenant	Required	Actual	Complies
Maintain as indicated
Adjusted Quick Ratio: at all times, tested quarterly	2.00:1.00	_____:1.00	Yes No
Cash Flow (Trailing Two Months)*	**	$______	Yes No

* Not tested during Streamline Period

** See Section 6.9(b) of Loan and Security Agreement

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

MEDIDATA SOLUTIONS, INC. MEDIDATA FT, INC. By: ______________________________ Name: ___________________________ Title: ____________________________

BANK USE ONLY

Received by: ____________________

                         AUTHORIZED SIGNER

Date: __________________________

Verified: _______________________

                         AUTHORIZED SIGNER

Date: __________________________

Compliance Status:        Yes    No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

Dated: ____________________

I.	Adjusted Quick Ratio (Section 6.9(a))

Required: Maintain a minimum Adjusted Quick Ratio of not less than 2.00:1.00.

Actual:

A.	Borrower’s unrestricted cash and Cash equivalents	$_____

B.	Total net billed accounts receivable (from most recent balance sheet)	$_____

C.	Quick Assets (line A plus line B)	$_____

D.	Current Liabilities	$_____

E.	Deferred Revenue	$_____

F.	Net Current Liabilities (line D minus line E)	$_____

G.	ADJUSTED QUICK RATIO (line C divided by line F, expressed as a ratio)	_____:1.00

Is line G equal to or greater than 2.00:1.00?

          _____ No, not in compliance                                                                                                               _____ Yes, in compliance

II.	Trailing Two-Quarters Cash Flow (Section 6.9(b))

Required: Maintain a minimum trailing two quarters’ Cash Flow, measured as of the date indicated below, in an amount not less than the following amounts listed below:

Trailing Two-Quarter Period Ending	Minimum Cash Flow

June 30, 2010	$3,000,000

September 30, 2010	$4,000,000

December 31, 2010	$5,000,000

March 31, 2011, and each quarterly period ended thereafter (in each case on a trailing two quarters basis	$6,000,000

;provided, however, that during a Streamline Period, testing of the foregoing Cash Flow financial covenant shall be waived.

Actual: all amounts measured on a trailing two-quarters’ basis:

A.	EBITDA	$_____

B.	Non-cash Expenses	$_____

C.	Adjusted EBITDA (line A plus line B)	$_____

D.	Capital Expenditures	$_____

E.	Taxes actually paid in cash	$_____

F.	Dividends actually paid in cash	$_____

G.	CASH FLOW(line C minus line D minus line E minus line F)	$_____

Is line G equal to or greater than $[________________________ ]?

            _____ No, not in compliance                                                                                                               _____ Yes, in compliance

Exhibit B

Sample Notice of Borrowing

FORM OF NOTICE OF BORROWING

MEDIDATA SOLUTIONS, INC.

MEDIDATA FT, INC.

Date: ______________

TO:	SILICON VALLEY BANK

One Newton Executive Park, Suite 200

2221 Washington Street

Newton, Massachusetts 02462

Attention: Client Services

RE:        Loan and Security Agreement dated as of September 10, 2008 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between MEDIDATA SOLUTIONS, INC. and MEDIDATA FT, INC. (individually and collectively, jointly and severally, the “Borrower”), and Silicon Valley Bank (the “Bank”).

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4 of the Loan Agreement, of the borrowing of an Advance.

1.	The Funding Date, which shall be a Business Day, of the requested borrowing is _______________.

2.	The aggregate amount of the requested borrowing is $ .

3.	The requested Advance shall consist of $___________ of Prime Rate Advances and $______ of LIBOR Advances.

4.	The duration of the Interest Period for the LIBOR Advances included in the requested Advance shall be __________ months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a)        all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b)        no Default or Event of Default has occurred and is continuing, or would result from such proposed Advance; and

(c)        the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, (i) the Revolving Line minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (iii) the FX

Reserve, and minus (iv) the aggregate outstanding Advances (including any amounts used for Cash Management Services).

BORROWER	MEDIDATA SOLUTIONS, INC. MEDIDATA FT, INC.

By:

Name:

Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
____%

Exhibit C

FORM OF NOTICE OF CONVERSION/CONTINUATION

MEDIDATA SOLUTIONS, INC.

MEDIDATA FT, INC.

Date: ______________________

TO:	SILICON VALLEY BANK

One Newton Executive Park, Suite 200

2221 Washington Street

Newton, Massachusetts 02462

Attention: Client Services

RE:

RE:        Loan and Security Agreement dated as of September 10, 2008 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between MEDIDATA SOLUTIONS, INC. and MEDIDATA FT, INC. (individually and collectively, jointly and severally, the “Borrower”), and Silicon Valley Bank (the “Bank”).

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:

1.	The date of the [conversion] [continuation] is ____________________ , 20___.

2.	The aggregate amount of the proposed Advances to be [converted] is $ or [continued] is $ .

3.	The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.

4.	The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be months.

The undersigned, on behalf of Borrower, hereby certifies that the following statement is true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a)        no Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

[Signature page follows.]

1

BORROWER	MEDIDATA SOLUTIONS, INC. MEDIDATA FT, INC.

By:

Name:

Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
____%

2

ANNEX I TO SECOND LOAN MODIFICATION AGREEMENT

FEES AND EXPENSES

1.         Unused Revolving Line Facility Fee.    Borrower shall pay to Bank the Unused Revolving Line Facility Fee, which fee shall be paid quarterly, in arrears, on the last day of each quarter, in an amount equal to three-eighths of one percent (0.375%) per annum of the average unused portion of the Revolving Line, as determined by Bank. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this section notwithstanding any termination of the within agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder.

2.         LIBOR Rate Margin.    The LIBOR Rate Margin is two and one-half of one percent (2.50%).

3.         Prime Rate.    The Prime Rate is the rate of interest published in the “Money Rates” section of The Wall Street Journal, Eastern Edition as the “United States Prime Rate.” In the event that The Wall Street Journal, Eastern Edition is not published or such rate does not appear in The Wall Street Journal, Eastern Edition, the prime rate shall be determined by Bank until such time as the Prime Rate becomes available in accordance with past practices.

4.         Modification Fee.    Borrower Shall pay to Bank a modification fee equal to Ten Thousand Dollars ($10,000), which fee shall be due on or prior to the Second Loan Modification Effective Date and shall be deemed fully earned when paid.